EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer
Cecelia C. Heer, Director, Investor Relations Telephone: 908-470-2800, ext. 5103 www.bioject.com

BIOJECT REPORTS DECEMBER 31, 2003

FINANCIAL RESULTS

BEDMINSTER, NJ – March 3, 2004 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter and year-end December 31, 2003.

For the quarter ended December 31, 2003, Bioject reported revenues of $2.4 million, a 13% increase over the $2.1 million reported in the comparable year-ago quarter.  Product sales rose 44% over fourth-quarter 2002 product sales due primarily to increased shipments of needle-free vial adapters to Amgen.  The Company reported a quarterly operating loss of $2.4 million and net loss of $2.3 million, compared to an operating loss and net loss of $1.8 million and $1.7 million, respectively, in the comparable year-ago period.  Included in the fourth quarter 2003 net loss was approximately $360,000 of initial set up costs associated with the Company’s sterile fill capabilities for its Iject® product.

Basic and diluted net loss per share for the quarter ended December 31, 2003 was $0.22 per share on 10.8 million weighted average shares outstanding compared to a net loss of $0.16 per share on 10.6 million weighted average shares outstanding for the same period last year.

For the year-ended December 31, 2003, Bioject reported revenues of $6.3 million versus revenues of $6.8 million in the comparable year-ago period.  The Company reported an operating loss and net loss of $9.6 million and $9.3 million, respectively, compared to an operating loss and net loss of $7.8 million and $7.2 million, respectively, for the comparable period ended December 31, 2002.

Basic and diluted net loss per share for the year-ended December 31, 2003 was $0.87 per share on 10.7 million weighted average shares outstanding compared to a net loss of $0.68 per share on 10.6 million weighted average shares outstanding for the same period last year.

“The year 2003 was very challenging for Bioject.  Although we continue to make significant strides in developing new partnerships with pharmaceutical companies who will utilize our needle-free technology, we were unable to finalize those agreements in 2003 but remain optimistic of closing those agreements during the first half of 2004.  We are pleased with accomplishing several major goals during the past year, including developing new collaborations and expanding our research collaborations,” said Jim O’Shea, Bioject’s Chairman, President and CEO. “During the year, we signed a supply agreement with Amgen for sale of our needle-free vial adapters which will provide us with recurring revenues throughout 2004.  We also signed a services and supply subcontract with SAIC-Frederick, Inc. whereby the federal government will utilize our Biojector® 2000 needle-free technology in HIV and Ebola clinical trials.  Late last year, we completed a Phase I clinical study comparing our Iject® pre-filled, needle-free drug delivery system to the traditional needle-and-syringe which resulted in strong preference for our Iject® system.”

“Our continuing focus is to finalize terms with pharmaceutical companies in our business development pipeline some of which have forwarded Bioject funds to keep the projects timeline on schedule.  In addition, we are continuing to target additional drug companies who will benefit through the use of our needle-free technology,” concluded O’Shea.

The Company will conduct a conference call to review fourth-quarter and year end results for the year ended December 31, 2003 on Thursday, March 4, 2004 at 10:00 a.m. Eastern Standard Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, with operations in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems.  Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™ and Vial Adapter , will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology,  uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations  (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$2,039	$1,420	$5,314	$4,094
Licensing/technology fees	318	675	1,005	2,718
	2,357	2,095	6,319	6,812
Expenses
Manufacturing	1,683	1,513	5,181	5,319
R&D	1,577	1,050	5,164	3,866
Selling, general and administrative	1,456	1,380	5,558	5,433
Total operating expenses	4,716	3,943	15,903	14,618

Operating loss	(2,359)	(1,848)	(9,584)	(7,806)
Other income, net	26	103	252	577

Net loss allocable to common shareholders	$(2,333)	$(1,745)	$(9,332)	$(7,229)

Basic and diluted net loss per common share	$(0.22)	$(0.16)	$(0.87)	$(0.68)

Shares used in per share calculations	10,780,157	10,621,857	10,719,902	10,644,877

Bioject Medical Technologies Inc.

Selected Consolidated Balance Sheet Data  (Unaudited)

(In thousands)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$6,894	$8,896
Marketable securities	2,259	8,404
Accounts receivable	1,300	562
Receivable from related party, current	74	74
Inventories	1,388	1,303
Other	227	163
	12,142	19,402

Long-term marketable securities	3,087	5,077
Receivable from related party	—	74
Restricted funds	1,500	—
Property and equipment, net	4,760	2,898
Other assets, net	979	783

Total assets	$22,468	$28,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$175	—
Accounts payable and accrued liabilities	2,012	$1,022
Deferred revenue	434	67
	2,621	1,089
Long term liabilities:
Long-term lease payable	82	26
Long-term debt	1,325	—
Deferred revenue	484	252

Shareholders’ equity:
Preferred stock	19,549	19,549
Common stock	88,777	88,356
Accumulated deficit	(90,370)	(81,038)
	17,956	26,867

Total liabilities and shareholders’ equity	$22,468	$28,234